Exhibit 99.1

                            STATE OF DELAWARE
                        CERTIFICATE OF AMENDMENT
                     OF CERTIFICATE OF INCORPORATION

ISA Internationale Inc. a corporation duly organized and existing under the General Corporation Law of the State of Delaware (herein after referred to as the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of ISA Internationale Inc. held on January 12, 2004, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on June 2, 1989, as amended, is hereby amended by deleting Article IV, Capitalization thereof and substituting the following in lieu thereof so that said article reads as follows:

                                Article IV
                              Capitalization

The Corporation shall have authority to issue an aggregate of 330,000,000 shares of stock, of which 300,000,000 shares shall be shares of Common Stock, par value $0.01 (hereinafter the "Common Stock") and 30,000,000 shares shall be Preferred Stock, $0.01 par value (hereinafter the "Preferred Stock").. The powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of the shares of stock of each class and series which the Corporation shall be authorized to issue, is as follows:

(a) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the board of directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences, participating, optional, and other rights of each such series and qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences, and relative participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, if any, of such series, including, without limiting the generality of the foregoing, the following:
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     (i) The distinctive designation of, and the number of shares of
Preferred Stack which shall constitute each series, which number may be increased (except as otherwise fixed by the board of directors) or decreased (but. not below the number of shares thereof outstanding) from time to time by action of the board of directors;

     (ii) The rate and times at which and the terms and conditions on which dividends, if any, on the shares of the series shall be paid; the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of this Corporation or on any series of Preferred Stock; any limitations, restrictions, or conditions on the payment of such dividends; and whether such dividends shall be cumulative or noncumulative;

     (iii) The right, if any, of the holders of the shares of the same series to convert the same into, or exchange the same for, any other class or classes of stock of this Corporation and the terms and conditions of such conversion or exchange;

     (iv) Whether shares of the series shall be subject to redemption and the redemption price or prices, including, without limitation, a redemption price or prices payable in shares of any other class or classes of stock of the Corporation, cash, or other property and the time or times at which, and the terms and conditions on which, shares of the series may be redeemed;

     (v) The rights, if any, of the holders of shares of the series on voluntary or involuntary liquidation, merger, consolidation, distribution, or sale of assets, dissolution, or winding up of this Corporation;

     (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;

     (vii) The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (A) the right to more or less than one vote per share on any or all matters voted on by the shareholders, and (B) the right to vote as a series by itself or together with other series of Preferred Stock together with all series of Preferred Stock as a class, on such matters, under such circumstances, and on such conditions as the board of directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of this Corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the board of directors may determine;

     (viii) The restrictions, limitations, and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of such series are outstanding; and

     (ix) Any other preferences and relative, participating, optional, or other special rights and qualifications, limitations, and restrictions not inconsistent with law, the provisions of this article, or any resolution of the board of directors of the Corporation pursuant hereto.
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(b) Common Stock.  The Common Stock shall have the following powers, preferences, rights, qualifications, limitations, and restrictions:

     (i) After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the General Corporation Law of Delaware, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors without distinction as to series;

     (ii) After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available fur distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each without distinction as to series; and

     (iii) Except as may otherwise be required by law or this Certificate of Incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including, any vote to amend this Certificate of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters and shall not have the right to cumulate their votes for any purpose.

(c) Consideration for Shares. The board of directors of the Corporation shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for such shares, in each case to such persons and for such consideration and on such terms as the board of directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the full consideration determined by the board of directors has been paid to the Corporation, shall be fully paid stock, and the holders of such stock shall not be liable for any further call or assessments thereon.

(d) No Preemptive Rights. Unless otherwise provided in the resolution of the board of directors providing for the issue of any series of Preferred Stock, no holder of shares of any class of the Corporation or of any security of obligation convertible into, or of any warrant, option, or right to purchase, subscribe for, or otherwise acquire, shares of any class of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for, or otherwise acquire shares of any class of the Corporation, whether now or hereafter authorized.

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(e) Unclaimed Property.  Anything herein contained to the contrary notwithstanding, any and all right, title, interest, and claim in and to any dividends declared or other distributions made by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Corporation, its transfer agents, or other agents or depositories shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any person whatsoever.

(f) Increase or Decrease in Authorized Shares. Except as otherwise provided in this article or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

(g) Reverse Stock Split. Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware on January 22, 2004 at 2:00 AM CST (the "Effective Time"), every [one hundred forty (140)] shares of the Corporation's common stock, par value $.0001 per share (the "old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.0001 per share, of the Corporation (the "New Common Stock").

(h) Fractional Shares. Notwithstanding the immediately preceding sentence, no script or fractional share of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old common stock shall be issued to the Company's transfer agent. The transfer agent, as agent for the accounts of all holders of record of Old Common stock otherwise entitled to have a fraction of a share issued to the holder, will issue to such holders of record one share of New Common Stock for the fractional interest they are entitled to. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old
Common Stock represented by such certificate shall have been reclassified (as well as the right to receive one share of New Common Stock for any fractional interest the holder is entitled to in lieu of fractional shares of New Common Stock as set forth above), provided however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any additional share in New Common Stock to which such holder may be entitled to as a result of rounding up the shareholders fractional interest pursuant to the immediately preceding paragraph."
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SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation
Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of sections 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment,

IN WITNESS WHEREOF, ISA Internationale Inc. has caused this certificate to be signed and executed by its duly authorized officer, Bernard L. Brodkorb, on this 12th day of January, 2004.

ISA Internationale Inc.
By: /s/ Bernard L. Brodkorb
        Authorized Officer
        President and CEO